Exhibit 99.1

FOR IMMEDIATE RELEASE

August 10, 2020

S&P Global Announces Public Offering of Senior Notes

NEW YORK – S&P Global (NYSE: SPGI) (the “Company”) today announced that it is commencing an underwritten public offering, subject to market conditions, of two tranches of senior notes. Goldman Sachs & Co. LLC, BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC will act as joint book-running managers in connection with the public offering. Each series of notes will be unsecured obligations of the Company and will be guaranteed by its subsidiary, Standard & Poor’s Financial Services LLC.

The Company intends to use the net proceeds from the offering, together with cash on hand if and to the extent necessary, to pay the purchase price for, and accrued and unpaid interest on, any and all of the Company’s outstanding 4.400% senior notes 2026 (the “2026 Notes”), its 6.550% senior notes due 2037 (the “2037 Notes”) and its 4.500% senior notes due 2048 (the “2048 Notes”) validly tendered (and not validly withdrawn) and accepted for purchase pursuant to a cash tender offer announced separately today, and to pay related fees and expenses in connection with the tender offer. Completion of this offering is not contingent upon completion of the tender offer. Completion of the tender offer is contingent on completion of this offering. To the extent that all of the outstanding 2026 Notes are not tendered and purchased in the tender offer, the Company may, but is not obligated to, use a portion of any remaining net proceeds from the offering to redeem all or a portion of the remaining 2026 Notes.

The notes are being offered pursuant to an effective registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the prospectus supplement relating to this offering, when available, may be obtained by contacting: Goldman Sachs & Co. LLC, Attn: Prospectus Department, at 200 West Street, New York, NY 10282, telephone: 866-471-2526 or fax: 212-902-9316; BofA Securities, Inc., Attn: Prospectus Department, at 200 North College Street, NC1-004-03-43, Charlotte NC 28255-0001, telephone: 800-294-1322 or email: dg.prospectus_requests@bofa.com; and J.P. Morgan Securities LLC, Attn: Investment Grade Syndicate Desk, at 383 Madison Avenue, New York, NY 10179, telephone: 212-834-4533 or Morgan Stanley & Co. LLC, Attn: Investment Banking Division, at 1585 Broadway, 29th Floor, New York, NY 10036, telephone: 212-761-6691 or fax: 212-507-8999.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as whether the offering will be completed, the anticipated use of net proceeds from the offering, the outcome of the tender offer with respect to the 2026, 2037 and 2048 Notes and any redemption of the 2026 Notes.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things, market and other conditions, as well as factors described in the Company’s filings with the SEC, including the Risk Factors sections in the prospectus related to this offering and in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any subsequent document it files with the SEC. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law.

About S&P Global

S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts.

Contact:

Investor Relations:

Chip Merritt

Senior Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@spglobal.com

News Media:

David Guarino

Chief Communications Officer

(212) 438-1471 (office)

dave.guarino@spglobal.com

SOURCE S&P Global